[Letterhead of T. Rowe Price Group, Inc.]

January 30, 2017

VIA HAND DELIVERY

Kenneth Moreland

Dear Ken:
I want to thank you for your many years of service and will use this letter as the way to memorialize our discussion regarding your transition. Although you have announced that you will be retiring from T. Rowe Price, we want to retain your services to assist during the transition, while we engage in a search for a new Chief Financial Officer. I greatly appreciate your agreement to support the firm during this transition and am confident that you will remain committed to executing all of your existing responsibilities with the same care and professionalism the firm has received from you over the past several years. This letter reflects the terms of the agreement, effective December 28, 2016, under which you will continue to assist me and serve T. Rowe Price.

1.	Resignation

(a.)Your resignation and the resulting end of your employment and service as an officer of T. Rowe Price Group, Inc. will be effective the earlier of (1) ninety (90) days after a new Chief Financial Officer is hired and commences employment with T. Rowe Price, (2) December 31, 2017, or (3) a date prior to December 31, 2017 that is mutually agreed to by you and the Company. The date that your employment ends shall hereafter be referred to as the “Retirement Date”. As used in this Agreement, “T. Rowe Price” and the “Company” refer to T. Rowe Price Group, Inc. and its subsidiaries and affiliates, collectively.

(b.)You will continue to receive your regular base salary for all days worked and your benefits will continue as an active employee through the Retirement Date.

(c.)Effective upon the Retirement Date, your service as a director or officer of any T. Rowe Price fund or entity also will end.
2.    Transition Period
During the transition period leading up to your Retirement Date, we will expect the following:
(a.)You will continue to perform your duties as Chief Financial Officer for as long as the Company asks you to, and you will perform those duties and any other duties that may be assigned to you to the best or your ability.

(b.)You will cooperate and assist with the transition of functions and responsibilities as may be requested by me. Among other things, you will assist in the search for a new Chief Financial Officer as requested, and you will be expected to cooperate and assist with the transition after a new Chief Financial Officer is identified.

(c.)You will comply with the T. Rowe Price Code of Ethics, all T. Rowe Price policies and procedures and with all applicable regulatory and other legal requirements.
3.    Separation Payment
Provided that in the good faith judgment of the Company, you satisfy all of the expectations set forth above in Section 2 continuously through the date your employment ends, you will receive a lump-sum separation payment (the “Separation Payment”) in the total gross amount equal to (a) Three Hundred Fifty Thousand Dollars ($350,000.00), plus (b) Eighty-Three Thousand Three Hundred Thirty-Three Dollars ($83,333.00) times the number of full or partial months you remain employed by T. Rowe Price in 2017. This Separation Payment will be treated as supplemental wages for tax purposes, and T. Rowe Price therefore will withhold applicable taxes, including Federal Insurance Contributions Act (“FICA”) taxes and federal, state and local income taxes. The Separation Payment shall not constitute

“Eligible Compensation” under the T. Rowe Price U.S. Retirement Program. You therefore will not be able to make pre-tax contributions from the Separation Payment, and such payment will not serve as the basis for any T. Rowe Price contributions under the U.S. Retirement Program. You will receive the Separation Payment prior to March 15, 2018 -- within thirty (30) days after your Retirement Date.

4.    Confidential Business Information
Throughout your employment with T. Rowe Price, you have been privy to T. Rowe Price’s confidential and proprietary business information, including client, account, and fund information, business plans, strategic plans, marketing strategies, financial, tax and performance information, and other information about the present and proposed business of T. Rowe Price. Accordingly, you acknowledge and affirm your continuing obligation to keep confidential any and all confidential, trade secret, business, financial, tax or proprietary information that you acquired during your employment with T. Rowe Price. You shall not disclose any such information to any person or entity outside of T. Rowe Price at any time in the future, and you shall not use any such information for the benefit of anyone other than T. Rowe Price. You also will continue to be bound by any other preexisting agreement or other legal obligation relating to the Company’s proprietary information and your obligation to maintain the confidentiality of the Company’s information.
5.    Post-Employment Cooperation
In the event the Company is or becomes a party to, or is otherwise involved in, any actual or threatened legal proceeding regarding any matter which arose or occurred during the term of your employment with the Company, you specifically agree to make yourself available to, and cooperate with, the Company and its counsel in such proceedings. You further agree that in the event that you are required by subpoena to provide testimony in any proceeding against or involving the Company, you will provide written notice of such subpoena to: David Oestreicher, T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202.

6.    No Solicitation of Employees
As further consideration for the opportunity to receive the Separation Payment and other consideration under this Agreement, you agree that for a period of twelve (12) months following the end of your employment with T. Rowe Price, you shall not, either on your own behalf or on behalf of any third party, directly or indirectly:
(i)    recruit, solicit, encourage or attempt to cause (or in any way assist another in recruiting, soliciting, encouraging or attempting to cause) any employee or consultant of the Company to terminate his or her employment or other relationship with the Company; or
(ii)    hire, employ or seek to employ, or cause, recommend or assist any Competing Business to employ or seek to employ any person who is then (or was at any time within the preceding six (6) months) employed by the Company.
“Competing Business,” for purposes of this Agreement, shall mean a business that that is engaged in the sale, marketing and/or offering of products and/or services that are similar to or competitive with products or services that are offered by T. Rowe Price to individual and institutional clients. “Competing Business” includes, but is not limited to, investment advisory and management services for domestic and international clients.

7.    Miscellaneous
(a.)    This letter sets forth the entire Agreement between you and T. Rowe Price with respect to the matters addressed, including the end of your employment, and it supersedes and replaces any prior agreements relating to such matters. You will not receive a bonus for 2017, and you will not be entitled to any bonus, compensation, remuneration, benefits or other payments, except as specifically provided in this Agreement. This Agreement may not be modified except by a new written agreement signed by both you and an authorized representative of T. Rowe Price. Your signature below will confirm that you have not relied on any representation or statement not set forth in this Agreement.
(b.)    The validity and construction of this Agreement or of any of its terms or provisions shall be determined under the laws of the State of Maryland, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. You agree that the exclusive jurisdiction and venue of any lawsuit arising out of or relating to this Agreement shall be the United States District Court for the District of Maryland, the Circuit Court of Maryland for Baltimore County or another Maryland state court, and you and T. Rowe Price hereby agree, acknowledge and submit to the exclusive jurisdiction and venue of such courts for the purposes of any such lawsuit.
(c.)    The Company does not guarantee any particular tax effect of the provisions of this Agreement. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any payments or benefits during and after your employment.
(d.)    The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section thereof.
I thank you for your years of service to T. Rowe Price, and I look forward to continuing to work with you during the transition.
Very truly yours,

/s/ William J. Stromberg
William J. Stromberg

AGREED AND ACCEPTED:
/s/ Kenneth V. Moreland
Kenneth Moreland
Date: January 30, 2017